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                                                                    EXHIBIT 10.7

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amended Agreement"), dated as of April 28, 2006, between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 6 Cedar Brook Drive, Cranbury, New Jersey 08512 (the "Company"), and JOHN F. CROWLEY, an individual residing at 15 Leonard Court, Princeton, NJ 08540 ("Employee").

                                    PREAMBLE

            WHEREAS, effective January 6, 2005, the Company and the Employee entered into that certain Employment. Agreement (the "Original Agreement") and this Amended Agreement amends and restates the Original Agreement;

            WHEREAS, since January 17, 2005, the Employee has served as the Chief Executive Officer of the Company, and the Company desires to continue the employment of Employee in the capacities of President and Chief Executive Officer and Employee desires to continue such service, all pursuant to the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for ether good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:

      SECTION 1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:

            "Cause" means for any of the following reasons: (i) willful or deliberate misconduct by Employee that materially damages the Company; (ii) misappropriation of Company assets; (iii) Employee's conviction of or a plea of guilty or "no contest" to, a felony; or (iv) any willful disobedience of the lawful and unambiguous instructions of the Board of Directors of the Company; provided that the Board of Directors has given Employee thirty (30) days written notice of such disobedience or neglect and Employee has failed to cure such cause.

            "Change in Control Event" means any of the following (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company's assets.

            "Common Stock" means the common stock of the Company; par value $.01 per share.

            "Effective Date" means January 17, 2005.

            "Good Reason" means (i) a change in Employee's position with the Company or its successor that materially reduces his title, duties, reporting obligations or level of responsibility; or (ii) the relocation of the Company or its successor greater than 25 miles away from the then current location of the Company's principal offices, without the consent of Employee.

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      SECTION 2. Employment.

            Subject to the terms and conditions of this Amended Agreement, Employee is hereby employed by the Company to serve as its President and Chief Executive Officer. Employee accepts such employment, and agrees to discharge all of the duties normally associated with said positions, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the Board of Directors of the Company and to devote all of his business time, skill and attention to such services. Notwithstanding the foregoing, however, Employee may serve on the boards of directors of other companies, and in civic, cultural, philanthropic and professional organizations so long as such service does not detract from the performance of Employee's duties hereunder, such determination to be made by the Board of Directors in its sole discretion. Employee may continue service as an officer, U.S. Navy Reserve, and any periods of active duty service shall not result in any reduction in compensation or benefits payable to Employee under Section 3 of this Amended Agreement. At all times during which Employee remains President and Chief Executive Officer of the Company, Employee shall serve as a member of the Company's Board of Directors and, at the request of the Company's Board of Directors, as an officer or director of any Company affiliate, in each case without additional remuneration therefor.

      SECTION 3. Compensation and Benefits.

            3.1 Base Salary. During the Employment Term (as defined in Section 5 hereof), the Company shall pay Employee a salary at the annual rate of $400,000 or such greater amount as the Company's Board of Directors may from time to time establish pursuant to the terms hereof (the "Base Salary"). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board of Directors of the Company in its sole discretion. The Base Salary shall be payable in accordance with the Company's customary payroll practices for its senior management personnel.

            3.2 Bonus. During the Employment Term, Employee shall be eligible to participate in the Company's bonus programs in effect with respect to senior management personnel. Employee shall be eligible to receive an annual target bonus of up to 50% of the Base Salary in cash (the "Bonus").

            3.3 Benefits

                  (a) Benefit Plans. During the Employment Term, Employee may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any benefit plans (including health and medical insurance of Employee, Employee's spouse and Employee's dependents) and policies in effect with respect to senior management personnel of the Company, including any stock option plan.

                  (b) Reimbursement of Expenses. During the Employment Term, the Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company's normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder.

                  (c) Medical Expenses. Effective May 1, 2006, the Company shall secure and maintain during the Employment Term, at the expense of the Company, an Executive Medical Reimbursement Contract with First Rehabilitation Life Insurance Company of America, or a plan with another insurer providing substantially similar benefits, covering Employee, Employee's spouse and Employee's dependents (the "Health Plan Contract"). The Company shall reimburse Employee for all out-of-pocket expenses (the "Out of Pocket Expenses") incurred by Employee, Employee's spouse and

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Employee's dependents for ail "medical expenses" (as such term is defined in the
Internal Revenue Code of 1986, as amended (the "Code") and as interpreted by federal courts) not otherwise reimbursed or covered under; (i) the Health Plan Contract; (ii) any other existing health care insurance policy maintained by the Company covering Employee, Employee's spouse and Employee's dependents; or (iii) COBRA payments required to continue any health care insurance policies, if any, currently covering Employee, Employee's spouse and Employee's dependents as of the date of this Agreement, The amount of Out of Pocket Expenses to be reimbursed to Employee: (x) shall be "grossed-up" such thai the Company shall pay all Federal and state income taxes which the Employee shall incur as a consequence of the Company's reimbursement of the Out of Pocket Expenses and the grossing-up thereof; and (y) shall not exceed $220,000 (before grossing-up as provided in (x) above). Employee shall submit reimbursement requests and the Company shall reimburse Employee within the same framework and timeframe as employees submit their business expense reimbursement requests. The reimbursement of Out of Pocket Expenses for Employee's spouse and Employee's dependents shall continue for a period of twelve (12) months following
Employee's death or Disability (as defined in Section 5.5).

                  (d) Vacation. During the Employment Term, Employee shall be entitled to up to four (4) weeks of vacation in accordance with the policies of the Company applicable to senior management personnel from time to time.

                  (e) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

      Section 4. Employment Term. The term of this Agreement (the "Employment Term") shall sad on the close of business on the first anniversary of the date of this Amended Agreement. The Employment Term shall be automatically extended for additional one-year periods (each a "Renewal Period") unless, at least sixty
(60) days prior to the end of the expiration of the Employment Term, Employee notifies the Board of Directors or the Board of Directors notifies Employee that the notifying party does not wish to extend such Employment Term. Employee's employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 5.

      Section 5. Termination; Severance Benefits.

            5.1 Generally. Either the Board of Directors of the Company or Employee may terminate Employee's employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon sixty (60) days prior written notice to the other party. Upon termination of Employee's employment hereunder for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board of Directors of the Company and from any other position or office he may at the time hold with the Company or any of its affiliates.

            5.2 Termination by Employee.

                  (a) No Reason. If, prior to the expiration of the Employment Term, Employee voluntarily resigns from his employment, other than for Good Reason, Employee shall (i) receive no further Base Salary or Bonus hereunder, other than accrued and unpaid Base Salary through and including the effective date of termination of his employment with the Company (the "Accrued Compensation") and (it) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3 hereof (provided, however, that Employee shall be entitled to receive any benefits under Section
3.3 hereof to the extent such benefits have accrued through and including the effective date of termination of his employment with the Company).

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                  (b) Good Reason. If, prior to the expiration of the Employment
Term, Employee terminates his employment hereunder for Good Reason, Employee shall be entitled to receive an amount equal to Employee's then current Base Salary, payable over eighteen (18) months in accordance with the Company's customary payroll practices for its senior management personnel (the "Severance Payment"), plus an amount equal to 1.5 (one and one-half) times the target Bonus for the year in which such termination occurs (such amount being payable on the effective date of the termination of Employee's employment with the Company), plus any of the benefits under Section 3.3 hereof if and to the extent such benefits have accrued through and including such effective date of termination (such accrued benefits being payable on such effective date of the termination). In addition, the vesting of the Options shall accelerate with respect to the twelve (12) month period beginning on the date of Employee's effective date of termination, and Employee shall continue to be covered under or be permitted to participate in or receive the benefits described in paragraphs (a) and (c) of
Section 3.3 hereof for the period of time during which the Severance Payment is payable to Employee.

            5.3 Termination by the Company.

                  (a) Without Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee's employment hereunder without Cause or if the Board of Directors of the Company gives written notice pursuant to Section 4 hereof notifying Employee that the Board of Directors does not wish to extend the Employment Term, then Employee shall be entitled to receive the Severance Payment commencing upon the effective date of the termination of Employee's employment with the Company, shall be entitled to receive (on such effective date of termination) benefits under Section 3.3(b) hereof to the extent such benefits have accrued through and including such effective date of termination, shall continue to be covered under or be permitted to participate in or receive the benefits described in paragraphs (a) and (c) of Section 3.3 hereof for the period of time during which the Severance Payment is payable to Employee, and shall be paid (on such effective date of termination) an amount equal to 1.5 (one and one-half) times the target Bonus for the year in which such termination occurs. In addition, the vesting of the Options shall accelerate with respect to the twelve (12) month period beginning on the date of Employee's effective date of termination and Employee shall continue to be covered under or be permitted to participate in or receive applicable Benefits for the period of time during which the Severance Payment is payable to Employee.

                  (b) For Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee's employment hereunder for Cause, Employee shall (i) receive no further base Salary or Bonus hereunder, other than Accrued Compensation which shall be payable on the effective date of the termination of Employee's employment with the Company and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section
3.3 hereof; provided, however, that (A) Employee shall be entitled to receive (on such effective date of termination) any benefits under Section 3.3 hereof to the extent such benefits have accrued through and including such effective date of termination, and (B) if Employee is terminated for Cause hereunder solely as a result of being convicted of a felony, which conviction is ultimately reversed on appeal or pardoned, Employee shall be deemed to have been terminated without Cause as of the date of such termination for Cause.

            5.4 Termination in Connection with a Change in Control Event. If, prior to the expiration of the Employment Term, Employee resigns for Good Reason or the Company terminates Employee's employment hereunder without Cause, or if the Board of Directors of the Company gives written notice pursuant to Section 4 hereof notifying Employee that the Board of Directors does not wish to extend the Employment Term, in each case within: (a) three (3) months prior to, or (b) twelve (12) months following, the occurrence of a Change in Control Event, Employee shall be entitled to receive an amount equal to two (2.0) times Employee's then current Base Salary, payable over twenty-four (24)

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months, commencing upon the effective date of the termination of Employee's employment with the Company, in accordance with the Company's customary payroll practices for its senior management personnel (the "Change in Control Severance Payment"), plus an amount equal to two (2.0) times the target Bonus for the year in which such resignation or termination occurs (such amount being payable on such effective date of termination), plus any of the benefits under Section 3.3 hereof if and to the extent such benefits have accrued through and including such effective date of termination (such accrued benefits being payable on such effective date of the termination). In addition, the Options shall vest in full, any vesting requirements for any restricted stock grants shall lapse and Employee shall continue to be covered under or be permitted to participate in or receive the benefits described in paragraphs (a) and (c) of Section 3.3 hereof for the period of time during which the Change in Control Severance Payment is payable to Employee.

            5.5 Termination upon Death or Disability. Employee's employment hereunder shall termination upon death of Employee. The Company may terminate Employee's employment hereunder in the event Employee is disabled and such disability continues for more than 180 days. "Disability" shall be defined as the inability of Employee to render the services required of him, with or without a reasonable accommodation, under this Agreement as a result of physical or mental incapacity. In the event of death or termination by the Company due to disability of Employee, the Company shall continue to pay to Employee or Employee's estate, the compensation required under Section 3, for a period of twelve (12) months.

            5.6 Release Required. In order to receive the Severance Payment or the Change in Control Severance Payment, and other benefits under Section 5 hereof, including the acceleration of vesting of the Options, Employee must execute and deliver to the Company a release, the form and substance of which are acceptable to the Company.

      Section 6. Federal Excise Tax.

            6.1 General Rule. Employee's payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Code, and the provisions related thereto with respect to such payments. If Employee's benefits must be cut back to avoid triggering such penalties, Employee's benefits will be cut back in the priority order Employee designates or, if Employee fails to promptly designate an order, the priority order designated by the Company. If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Code Section 1274(b)(2)(B). Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.

            6.2 Exception. Section 6.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 6.1, after payment of income and excise taxes by Employee on such payments and benefits.

            6.3 Determinations. The determination of whether the golden parachute penalties under Code Section 280G and the provisions related thereto shall be made by counsel chosen by Employee and reasonably acceptable to the Company. All other determinations needed to apply this Section 6 shall be made in good faith by the Company's independent auditors.

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      Section 7. General.

            7.1 Confidentiality and Non-Competition Agreement. Employee and the Company hereby ratify and re-affirm that certain Confidentiality and Non-Competition Agreement dated January 26, 2005 (the "Confidentiality Agreement").

            7.2 No Conflict. Employee represents and warrants that he has not entered, nor will he enter, into any other agreements that restrict his ability to fulfill his obligations under this Agreement and the Confidentiality Agreement.

            7.3 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New Jersey, without regard to the conflicts of law rules thereof.

            7.4 Binding Effect. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributes and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.

            7.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

            7.6 Entire Agreement. Except for any stock option or stock award agreements between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

            7.7 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

            7.8 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

            7.9 Conflicting Agreements. In the event of a conflict between this Agreement and any other agreement between Employee and the Company, the terms and provisions of this Agreement shall control.

            7.10 Resolution of Disputes. Any claim or controversy arising out of, or relating to, this Agreement, other than with respect to the Confidentiality Agreement, between Employee and the Company (or any officer, director, employee or agent of the Company), or the breach thereof, shall be settled by arbitration administrated by the American Arbitration Association under its National Rules for the Resolution, of Employment Disputes. Such arbitration shall be held in New Jersey (or in such other location as the Company may at the time be headquartered). The arbitration shall be conducted before a three-member panel. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment.

            If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association and shall be a

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member of the bar of the State of New Jersey actively engaged in the practice of employment law for at least ten years. The arbitration panel shall apply the substantive laws of the State of New Jersey in connection with the arbitration and the New Jersey Rules of Evidence shall apply to all aspects of the arbitration. The award shall be made within thirty days of the closing of the hearing. Judgment upon the award rendered by the arbitrators(s) may be entered by any Court having jurisdiction thereof.

            7.11 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

                  (i)   If to the Company to:

                        Amicus Therapeutics, Inc.
                        6 Cedar Brook Drive
                        Cranbury, New Jersey 08512

                  (ii)  If to Employee to:

                        John F. Crowley
                        15 Leonard Court
                        Princeton, New Jersey 08540

or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.

            7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

                            [Signature Page Follows]

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  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        /s/ John F. Crowley
                                        --------------------------------
                                        JOHN F. CROWLEY

                                        AMICUS THERAPEUTICS, INC.

                                        By:  /s/ P. Sherrill Neff
                                             ---------------------------
                                        Name: P. SHERRILL NEFF
                                        Title: CHAIRMAN, COMPENSATION COMMITTEE

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